Exhibit 99.3

Consent of Prospective Director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named in the Registration Statement on Form S-4 filed by Fox Corporation, to which this consent is an exhibit, and any and all amendments and supplements thereto (the “Registration Statement”) and in the joint proxy statement/prospectus contained therein, and any and all amendments and supplements thereto, as an individual who is anticipated to become a director of Fox Corporation following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 14, 2026, as it may be amended or modified from time to time, by and among Fox Corporation, Roku, Inc., Falcon Merger Sub 1, Inc. and Falcon Merger Sub 2, LLC. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments and supplements thereto.

Dated: August 7, 2026

/s/ Anthony Wood
Anthony Wood